Exhibit 99.1

For Immediate Release: February 2, 2007	NEWS RELEASE

Telkonet Completes Private Placement

Germantown, MD, Telkonet, Inc. (AMEX: TKO), the leader in providing in-building broadband access over existing electrical wiring, today announced that it has completed a private placement of 4.0 million shares of its common stock to two institutional investors for gross proceeds of $10 million. The proceeds of this offering will be used for general working capital needs and to assist in funding the company’s strategic initiatives. Telkonet also has issued to these investors warrants to purchase 2.6 million shares of its common stock at an exercise price of $4.17 per share. These warrants expire five years from the date of issuance.

The common stock and warrants issued in the offering were sold pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated thereunder on the basis that the purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D. Telkonet has agreed to file a registration statement covering the shares of common stock and the shares issuable upon exercise of the warrants.

About Telkonet
Telkonet develops and markets technology for the transmission of high-speed voice, video and data communications over the existing electrical wiring within a building. The revolutionary Telkonet iWire System™ utilizes proven powerline communications (PLC) technology, which enables the delivery of commercial high-speed broadband access from an IP “platform” that is easy to deploy, reliable and cost-effective by leveraging a buildings existing electrical infrastructure. The building’s existing electrical wiring becomes the backbone of the local area network, which converts virtually every electrical outlet into a high-speed data port, without the costly installation of additional wiring or major disruption of business activity.

The Telkonet iWire System can be installed rapidly and offers a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks (LANs). Telkonet’s products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. Applications supported by the Telkonet “platform” include but are not limited to: VoIP telephones, Internet connectivity, local area networking, video conferencing, closed circuit security surveillance and a host of other information services. For more information, please visit www.telkonet.com.
Contacts: Michael Porter President Porter, LeVay & Rose, Inc. 212-564-4700 mike@plrinvest.com www.plrinvest.com Harrison G. Wise Rubenstein Public Relations 212.843.8001 hwise@rubensteinpr.com

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).